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                                                                    Exhibit 10.1






                            ASSET PURCHASE AGREEMENT



                                     between


                          T.S.T.S., INC. ("Seller") and
            ROBERT O. CASE and KEVIN D. CAMPBELL (the "Stockholders")

                                 on the one hand


                                       and


                PRINCETON REVIEW OPERATIONS, L.L.C. ("Buyer") and
               PRINCETON REVIEW MANAGEMENT, L.L.C. ("Franchisor"),

                                  on the other






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                                    SCHEDULES


               Schedule 1.2         Valuation of Assets
               Schedule 1.2.2       Leases
               Schedule 1.2.9       Assumed Contracts
               Schedule 1.3.4       Excluded Personal Items
               Schedule 5.9.5       Written Computer Specifications
               Schedule 6           Allocation of Purchase Price
               Schedule 8.2         Stockholders of Seller
               Schedule 8.5         Liens
               Schedule 8.7         Material Breaches
               Schedule 8.9         Legal Proceedings
               Schedule 8.10        Material Changes
               Schedule 8.13        Compliance with Laws
               Schedule 8.17        Environmental Matters
               Schedule 8.18        Employees of Seller
               Schedule 8.19        Employee Benefit Plans



                                    EXHIBITS


               Exhibit A            Form of Lease Assignment
               Exhibit B            Subordinated Promissory Note
               Exhibit C            Guaranty
               Exhibit D            Bill of Sale
               Exhibit E            Sellers' Certificate
               Exhibit F            Assignment and Assumption Agreement
               Exhibit G            Mutual Release


                                     - 3 -
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                            ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into on June 18, 2001 by and among PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company ("Buyer"), and PRINCETON REVIEW MANAGEMENT, L.L.C., a Delaware limited liability company ("Franchisor"), on the one hand, and T.S.T.S., INC., a Texas corporation ("Seller"), ROBERT O. CASE, and KEVIN D. CAMPBELL (collectively, the "Stockholders"), on the other.



                                    RECITALS

        A. Seller and Buyer are parties to an Option Agreement dated October 18, 2000 and a Conditional Exercise Notice dated May 23, 2001 (together the "Option Agreement") and are executing this Agreement pursuant to the provisions thereof.

        B. In accordance with the terms of the Option Agreement, and in order to consummate the transactions contemplated thereunder, Seller, the Stockholders, Buyer, and Franchisor are entering into this Agreement.

        NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants hereinafter set forth, the parties agree as follows:

1.      Definitions.

        1.1 Capitalized terms used but not defined in this Agreement shall have the same meaning as in the Option Agreement.

        1.2 As used in this Agreement, "Assets" shall mean all of the rights and assets of Seller, whether real, personal, tangible, or intangible, which are used or usable in, or relate to, the ownership or operation of the Franchised Businesses (other than the Excluded Assets, as defined in Section 1.3 below), without regard to whether reflected on Seller's financial statements or books, including but not limited to the following:

                1.2.1 All leasehold improvements, furnishings, fixtures, equipment, signs, and other personal property used in the Franchised Businesses, except as specifically excluded by agreement of the parties;

                1.2.2 Subject to Section 7.8 below, the rights of Seller under the leases of real property listed in Schedule 1.2.2 to this Agreement (the "Leases");

                1.2.3 As provided in Section 5.9 below, and subject to the Closing adjustments provided therein, course materials, promotional materials, books, manuals, workbooks, practice tests, diagnostic tests, and other inventory and supplies on hand in or en route to the Franchised Businesses as of the Closing Date;


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                1.2.4   All deposits received by Seller and all accounts
receivable for course purchases, tutoring service packages, and any other products or services of the Franchised Businesses that have not yet started as of the Closing Date, provided that, Seller shall receive credit as provided in
Section 5.9.2 for "basket of goods" items delivered to students who have paid deposits for course purchases (not tutoring packages) that have not yet started as of the Closing Date;

                1.2.5 The right to a portion of Total Course Revenues and Tutoring Revenues, as defined in and calculated under Sections 5.2 and 5.3 below;

                1.2.6 Seller's rights in and to all telephone numbers, telephone directory advertising, web sites, domain names, and e-mail addresses for the Franchised Businesses;

                1.2.7 All franchise rights, patents, copyrights, trade secrets, and intellectual property rights of Seller associated with the Franchised Businesses;

                1.2.8 All goodwill of Seller associated with the Franchised Businesses;

                1.2.9 The rights of Seller under: (i) the written contracts specifically identified in Schedule 1.2.9; (ii) any other contracts related to the Franchised Businesses that (a) are cancellable without liability to Buyer within 12 months after the Closing, and (b) involve less than $1,500.00 in obligations individually and less than $25,000 in the aggregate (together, clause (i) and (ii) constitute the "Assumed Contracts"), and (iii) any assignable permits and business licenses relating to the ownership and operation of the Franchised Businesses (the "Assignable Permits");

                1.2.10 All papers and records (excluding Seller's minute books, books of account and tax records) pertaining to and necessary for the continued operation of the Franchised Businesses, including but not limited to student information, prospect information, and the personnel records (including payroll records) concerning each employee of Seller who will become employed by Buyer after the Closing.


        1.3 The Assets do not include any of the following items (the "Excluded Assets"):

                1.3.1 Except as provided in Sections 1.2.4 and 1.2.5 above, any cash, cash equivalents, receivables, or bank accounts of Seller;

                1.3.2 Security deposits of Seller related to the Franchised Businesses, provided that, as a convenience to the parties, Seller shall leave in place its security deposits with respect to the Leases and Buyer shall reimburse Seller for such amounts at Closing as provided in Section 4.1 below;

                1.3.3 Life insurance policies on the life of any Stockholder and/or other officers and directors of Seller;



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                1.3.4   Motor vehicles, cellular telephones, personal computers,
and other personal effects owned or leased by Seller and used exclusively by the Stockholders, all as listed in Schedule 1.3.4 to this Agreement;


                1.3.5 The equity interest of Seller or its shareholders in The Princeton Review, Inc. (the "Stock"). Buyer and its affiliates shall furnish Seller with such waivers as may be necessary to waive the operation of any pre-existing contractual provision that would require Seller or the Stockholders to sell the Stock concurrently with the sale of the Franchised Businesses and/or termination of the Franchise Agreements.


2. Sale and Transfer of Assets. Seller agrees to sell, convey and deliver the Assets to Buyer at the Closing (as defined in Section 7 below), free and clear of all liens, security interests, pledges, and encumbrances other than liens created by operation of law for taxes which are not yet due and payable.

3.      Assumed Obligations; No Other Assumption of Liabilities or Obligations.

        3.1 Effective as of the Closing Date, and subject to the allocations described in Sections 5.2 and 5.3 below, Buyer shall assume responsibility for, and the cost to fulfill, all course and tutoring service sign-ups by students, schools, and corporations to be serviced by the Franchised Businesses on or after the Closing Date, including "refresher" courses and "guarantee" obligations for students who completed courses prior to the Closing Date or who signed-up for courses prior to the Closing Date.

        3.2 Subject to Section 7.8 below, effective as of the Closing Date, Buyer shall assume responsibility for, and the cost to fulfill, Seller's obligations from the Closing Date forward under the Leases. Before the Closing, Seller shall present to the lessor under each Lease a proposed lease assignment in the form of Exhibit A to this Agreement (the "Lease Assignment"). Buyer shall furnish to the lessors such financial and other information as is customary for similar lease transactions, and shall otherwise cooperate with Seller's efforts to obtain the lessors' consent to assignment of the Leases. If the entity that will assume Seller's obligations under the Leases is not Buyer or a successor owner of the TPR Business (as defined in Section 4.2.1 below), and if necessary to obtain the lessor's consent to the assignment of a Lease or the release of a Stockholder's obligations under a guarantee of a Lease, Buyer (or the affiliate of Buyer that then owns the TPR Business) shall offer a guaranty of the lessee's financial obligations under the Lease. Except as specifically provided in the preceding sentence, Buyer shall have no obligation to take any action designed to obtain the release of any person or entity from any guarantee of Seller's obligations under the Leases.

        3.3 Effective as of the Closing Date, Buyer shall assume responsibility for, and the cost to fulfill, the obligations of Seller from the Closing Date forward under the Assumed Contracts and the Assignable Permits.



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        3.4     Buyer acknowledges receiving from Seller a spreadsheet entitled
"SxSW Marketing and Sales Agreements - Non-Binding" dated June 15, 2001 listing discount offers and similar promotions made by Seller which Seller believes to be good business practice but which Seller represents to Buyer are not binding obligations. Buyer will exercise its reasonable business judgment in determining whether to honor, renew, or continue the items on the list after the Closing.

        3.5 Except as specifically provided in Sections 3.1, 3.2 and 3.3 above and subject to the provisions of Article 5 below, Buyer has not assumed, and shall not assume, any liability or obligation of any nature, whether known or unknown, existing or contingent, of Seller or Stockholders, including but not limited to any accounts payable incurred by Seller or Stockholders in the conduct of the Franchised Businesses. Buyer assumes no liability in connection with any actual or alleged breach or default by Seller or Stockholders occurring at any time before the Closing Date with respect to the Leases, the Assumed Contracts, or any other matters referred to in Sections 3.1, 3.2 and 3.3.

4.      Payment of Purchase Price.

        4.1 The Purchase Price for the Assets and for the covenants not to compete in Section 12 below, as determined pursuant to the Option Agreement, is Six Million Two Hundred Seventy-Five Thousand Dollars ($6,275,000), subject to any Purchase Price adjustments that may be provided for in this Agreement. Subject to the terms of the Option Agreement, Buyer shall pay the following amounts on the Closing Date:

        4.1.1 To Seller, an amount equal to Four Million Eight Hundred Thousand Dollars ($4,800,000), adjusted as follows: (i) minus the amounts paid to the Stockholders under Sections 4.1.2 and 4.1.3 below; (ii) minus the aggregate amount of the student deposits referred to in Section 1.2.4 in lieu of Seller's delivery of such sums to Buyer; (iii) minus the aggregate amount advanced to Seller by Buyer for expenses under Section 20 of the Option Agreement; (iv) plus the aggregate amount of the Lease deposits to be reimbursed by Buyer under Section 1.3.2; (v) plus or minus the net amount of the Closing adjustments between Seller and Buyer pursuant to Section 5.1, to the extent determined by the parties as of Closing; (vi) minus any amounts paid directly to Seller's creditors under Section 4.1.4 below.

        4.1.2 To Robert Case, in consideration of his obligations under Section 12 below, the sum of One Hundred Thousand Dollars ($90,000);

        4.1.3 To Kevin Campbell, in consideration of his obligations under Section 12 below, the sum of One Hundred Thousand Dollars ($90,000);

        4.1.4 To the lien holders identified in Schedule 8.5 to this Agreement, such amounts as may be necessary to obtain the release of any liens identified in Schedule 8.5.

The net amount due to Seller under Section 4.1.1, and the amounts due to the Stockholders under Sections 4.1.2 and 4.1.3, shall be paid by wire transfer to one or more bank accounts designated



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by Seller and the Stockholders, respectively, on the Closing Date if possible but otherwise on the next business day after the Closing Date.

4.2 At the Closing, Buyer shall (i) execute and deliver to Seller a promissory note in the form of Exhibit B to this Agreement (the "Note"), and
(ii) cause The Princeton Review Inc. (or the affiliate of Buyer whose stock is then trading on a national stock exchange) (herein called the "Public Parent") to execute and deliver to Seller a guaranty agreement in the form of Exhibit C to this Agreement (the "Guaranty"). The original principal amount of the Note will be equal to the amount (if any) by which the Purchase Price exceeds Four Million Eight Hundred Thousand Dollars ($4,800,000).

        Seller and Buyer each acknowledge that the other has negotiated the proposed terms of subordination of the Note and Guaranty in good faith, and they agree to continue to act in good faith with respect to any further negotiations of the subordination provisions with Buyer's and/or a Guarantor's senior lender(s).

5.      Closing Adjustments.

5.1 Calculation and Payment. Except as otherwise specified in Sections 5.2 through 5.10 below, all amounts owed between Seller, on the one hand, and Buyer and its affiliates, on the other hand, under Sections 5.2 through 5.10 shall, to the extent feasible, be calculated and paid on or before the Closing Date (with respect to amounts owed between Seller and Buyer only, such amounts shall be paid by adding appropriate amounts to or subtracting them from the Closing Date payment under Section 4.1). Except as otherwise specified, to the extent not calculated and paid at Closing, amounts owed between Seller and Buyer and its affiliates under Sections 5.2 through 5.10 shall be presented at the end of each month to the party from which payment is sought and, unless disputed in good faith, paid by such party within thirty (30) days after presentment. The parties hereby confirm their intention to avoid double-counting with respect to calculations under this Agreement and agree to adjust any overpayment or underpayment shown to result from such double-counting.

5.2 Courses In Progress. Seller and/or Buyer, as applicable, shall make the following calculations in respect of the obligations incurred by students who are enrolled in courses that are in progress as of the Closing Date ("Courses In Progress"):

        5.2.1 At the Closing, Seller and Buyer shall calculate the total course revenues attributable to Courses In Progress ("Total Course Revenues"). Total Course Revenues shall include all payments collected by Seller before the Closing with respect to Courses In Progress, plus all remaining amounts due from students for Courses In Progress. Seller and Buyer shall allocate the Total Course Revenues in accordance with Franchisor's Statement of Inter-Franchise Transfer Policy (the "Transfer Policy"), as if the students enrolled in Courses In Progress were "transfer students" under the Transfer Policy. If the payments collected by Seller before the Closing exceed the amount allocated to Seller under the Transfer Policy, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by Seller before the Closing are less than the amount allocated to Seller under the Transfer Policy,



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Buyer shall pay the amount of the shortfall to Seller after the Closing as course revenues are collected from students.

        5.2.2 Any MCAT courses for the August 2001 term that have not yet started as of the Closing Date will nevertheless be treated as Courses in Progress. With respect to such MCAT courses, the Total Course Revenues shall be allocated in accordance with Paragraph 2.3 (instead of Paragraph 2.2) of the Transfer Policy, with the result that the "Originator" (Seller) will retain the "Materials Fee" and the "Receiver" (Buyer) will receive 100% of the remaining balance. Deposits received by Seller for such MCAT courses will be treated as an asset under Section 1.2.5 rather than Section 1.2.4 above.

        5.2.3 One hundred and eighty (180) days after the Closing Date, Seller shall pay to Buyer the amount by which the then-uncollected amounts due from students for Courses In Progress exceed three percent (3%) of the Total Course Revenues calculated by Seller and Buyer at Closing under Section 5.2.1. Buyer shall use commercially reasonable efforts after the Closing to attempt to collect all course revenues. The Stockholders shall have the right to assist Buyer in such collection efforts, provided that, after one hundred eighty (180) days from the Closing Date, Seller and the Stockholders shall not contact students without prior authorization by Buyer, which shall not be unreasonably withheld.

5.3 Tutoring Services. At the Closing, Seller and Buyer shall calculate the total revenue attributable to each student who contracted with Seller for a specified quantity of tutoring services before the Closing Date but who has unused tutoring hours as of the Closing Date ("Tutoring Revenue"). Tutoring Revenue shall include all payments collected by Seller from the student before the Closing, plus all remaining amounts due from the student. Seller and Buyer shall allocate the Tutoring Revenue from each tutoring student as follows: (i) If the student has used any portion of the contracted tutoring hours before the Closing, the up-front materials fee from the student shall be allocated to Seller. If the student has not used any portion of the contracted tutoring hours before the Closing, one-half of the up-front materials fee shall be allocated to Seller and one-half shall be allocated to Buyer. (ii) The Tutoring Revenue remaining after allocation of the up-front materials fee (the "Remaining Revenue") shall be divided between Seller and Buyer as follows: Seller and Buyer shall determine whether the date of the test for which the student was preparing has passed as of the Closing. If the date of the test has passed, the student will be deemed to have ended his or her tutoring package and the Remaining Revenue shall be allocated to Seller. If the date of the test has not passed as of the Closing, Seller and Buyer shall calculate the ratio of the student's unused tutoring hours to the total hours contracted for by the student. That ratio shall be multiplied by the Remaining Revenue, and the resulting amount shall be allocated to Buyer. All other Remaining Revenue will be allocated to Seller. If the payments collected by Seller before the Closing exceed the amount allocated to Seller under this Section 5.3, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by Seller before the Closing are less than the amount allocated to Seller under this Section 5.3, Buyer shall pay the amount of the shortfall to Seller after the Closing as revenue is collected from the tutoring student.



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5.4     Tax Reimbursement. Buyer and Seller acknowledge that the shareholders of
Seller may incur a higher tax liability if the transactions contemplated by this Agreement occur during calendar year 2000 rather than after the end of calendar year 2000. If the Closing does occur before the end of calendar year 2000, at the Closing, Buyer will pay Seller an amount equal to any additional tax liability incurred by Seller's shareholders because of the early closing plus a gross-up for additional taxes attributable to the additional payments due under this Section 5.4, as calculated by an independent tax expert selected by Seller and reasonably acceptable to Buyer.

5.5 Employee Expenses. Buyer will offer to hire each of the Employees of Seller listed in Schedule 8.18 who meet Buyer's ordinary pre-employment and post-employment standards and conditions. Buyer shall have no obligation to offer employment to any specific individual listed in Schedule 8.18 who does not meet Buyer's ordinary standards and conditions. Buyer will commit to retaining each Employee hired by Buyer for not less than three (3) months unless any such hired Employee: (i) chooses to terminate voluntarily his employment with Buyer; or (ii) engages in egregious misconduct that justifies termination by Buyer. With respect to Employees hired by Buyer, Buyer will have the right to treat such three-month period as severance rather than active employment. Buyer will credit each Employee hired by Buyer with such vacation time and sick leave as have accrued during such person's employment by Seller and remain unused as of the Closing Date. In addition, Buyer will credit each Employee hired by Buyer with such Employee's time-in-service to Seller for purposes of (i) determining the bonus plan of Buyer for which such Employee will be eligible, and (ii) all vesting and eligibility periods provided for in the employee benefit plans of Buyer. Seller and Buyer shall make the following payments in respect of Employees hired by Buyer:

        5.5.1 Vacation and Sick Leave. Seller shall reimburse Buyer for the dollar value of all vacation time and sick leave credited and paid to Employees by Buyer as provided above. Seller may deduct from such reimbursement the dollar value of any vacation time taken by an Employee before the Closing Date in excess of the actual vacation time accrued by such Employee before the Closing Date.

        5.5.2 Bonuses. Seller represents and warrants that the pages from Seller's employee handbook attached to Schedule 8.18 to this Agreement accurately and completely set forth Seller's bonus plans. Seller shall calculate and pay on or before the Closing Date, in accordance with such disclosed bonus plans, any and all Employee bonuses attributable to the period of such Employees' employment with Seller, without regard to whether the payment of such bonuses would otherwise have been due on or before the Closing Date in accordance with the bonus plan created by Seller for such Employees. Buyer shall have no responsibility for calculation or payment of any Employee bonuses relating to the period before Closing. Nothing in this Section is intended or shall be deemed to create any third party beneficiary rights in any Employee.

        5.6 Purchased Materials. Seller and Princeton Review Products, L.L.C. ("Products") shall make good faith efforts to resolve any disputed amounts invoiced to Seller by Products or its predecessor for course materials, products, supplies, or other goods and services, as follows:



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        5.6.1   At least thirty (30) days before the Closing, Products shall deliver to Seller a statement of all amounts outstanding that are more than ninety (90) days old. Within thirty (30) days after the Closing, Products shall deliver to Seller a final statement of all amounts outstanding. Seller shall have no liability for any amounts claimed by Products that do not appear on at least one of the statements delivered under this provision.

        5.6.2 Seller shall present to Products in writing at or before the Closing all amounts disputed by Seller (except new items appearing on the final statement delivered by Products after the Closing). Any amounts resolved between Seller and Products as of the Closing shall be paid at Closing, as provided in
Section 5.1. Any amounts that remain in dispute as of six months after the Closing and for which Seller has not served a formal demand for arbitration under Section 23 shall be immediately paid to Products.

5.7 Rent. All rent paid by Seller and Buyer under Leases assigned pursuant to Section 7.8 shall, if the rent relates to periods both before and after the Closing Date, be prorated as of the Closing Date, with Seller responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date.

5.8 Other Business Expenses. Except as otherwise provided in Sections 5.6, 5.7, and 5.9, and subject to the terms of this Section 5.8, bills received by Seller or by Buyer in connection with the operation of the Franchised Businesses and/or ownership of the Assets (including, but not limited to, invoices for real estate taxes, personal property taxes, equipment rental, telephone charges, and utilities) (collectively, "Bills") shall, if they relate to periods both before and after the Closing Date, be prorated as of the Closing Date, with Seller responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date. The Bills shall be prorated and settled in accordance with the following:

        5.8.1 Presentation. Bills received by Seller and Buyer shall be presented to the other party as provided in Section 5.1. Neither party may present any Bill or group of Bills to the other party at any time unless the aggregate amount to be allocated to such other party pursuant to the provisions hereof with respect to such Bills will exceed the minimum amount of $1000.00.

        5.8.2 Responsibility for Calculation. Seller shall be responsible for calculating all prorations under this Section 5.8. Buyer shall have five (5) business days after the receipt of Seller's calculation to object to the calculation, or the calculation shall be deemed approved.

5.9 Special Items. Buyer and Seller shall jointly calculate the amount of the items specified below in this Section 5.9:

        5.9.1 Prepaid Advertising Expenses. Buyer shall reimburse Seller for expenses paid by Seller in the ordinary course of business before the Closing Date for print, direct mail, and all other advertising and promotion that specifically refers to, and that is clearly and primarily designed to promote, courses starting after the Closing Date ("Prepaid Advertising Expenses"). Seller shall furnish such documentation as Buyer may reasonably request to verify all expenditures for which Seller seek reimbursement.



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        5.9.2   Basket of Goods Items. Buyer shall pay Seller an amount equal to
Seller's cost for "basket of goods" items on hand in or en route to the Franchised Businesses as of the Closing Date, provided that the expiration date of such items is not less than three (3) months after the Closing Date. "Basket of goods" items delivered by Seller to students enrolled in courses that have not started as of the Closing Date shall be treated as items on hand in the Franchised Businesses, without regard to the previous sentence. Seller may retain any basket of goods items not paid for by Buyer under this Section.

        5.9.3 Marketing Materials. Buyer shall pay Seller an amount equal to Seller's cost for current marketing supplies purchased from Products and current Franchisor-approved marketing supplies purchased from third parties (including, but not limited to, brochures and course schedules) that remain on hand in or en route to the Franchised Businesses as of the Closing Date, provided that (i) such items have not been accounted for under Section 5.9.1; (ii) the quantity of such items is no greater than the quantity typically maintained by Seller in the past or reasonably required for increased business; (iii) Buyer shall have no obligation to pay for any items that would not ordinarily and reasonably be used within six (6) months after the Closing Date; and (iv) such items are in their original, unbroken packages or other containers reasonably acceptable to Buyer. For purposes of this provision, marketing supplies bearing logos no longer generally used by Franchisor shall be deemed not to be "current." Seller may retain any marketing supplies not paid for by Buyer under this Section, provided that, any such items bearing any proprietary marks of Franchisor shall only be used internally by Seller or sold to other franchisees of Franchisor, and not made available to any other person or entity.

        5.9.4 Capital Expenditures. Buyer shall reimburse Seller for Capital Expenditures made by Seller in the ordinary course of operating the Franchised Businesses after the date of the Option Agreement but before the Closing, provided that: (i) such Capital Expenditures were not reflected on any balance sheet delivered to Buyer or its affiliates before execution of the Option Agreement, and (ii) either: (a) such Capital Expenditures do not exceed $17,500, or (b) Seller obtained Buyer's written consent for expenditures causing Seller to exceed the $17,500 threshold and for each subsequent Capital Expenditure for which Seller seeks reimbursement. For purposes of this Section, "Capital Expenditure" means the book value of any furniture, equipment, or other item (i) that is depreciable under GAAP, and (ii) whose original cost to Seller exceeded $1,000 (or which is integrated into an item or group of similar items whose total cost exceeded $1,000).

        5.9.5 Computer Equipment. Seller shall deliver to Buyer at the Closing a list of computer servers and networked CPUs (the "Computers") then in use in the Franchised Businesses (other than any items excluded under Section 1.3.4 above). The list shall include one Computer per full-time employee of Seller and the servers in each networked office of Seller. The list shall indicate the configuration for each Computer. Seller represents and warrants to Buyer that the list contains at least eleven (11) personal computers purchased by Seller for the Franchised Business after October 18, 2000. The parties shall determine, by reference to Franchisor's most recent written specifications for franchised offices, as listed in Schedule 5.9.5, which Computers do not meet Franchisor's specifications (i.e., are "out of spec") as of the Closing. If more than eight
(8) Computers are "out of spec" as of the Closing, Seller shall replace



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(or reimburse Buyer 100% of the cost of replacing) a sufficient number of
Computers so that no more than eight (8) Computers are "out of spec." The foregoing obligation is Seller's sole obligation with respect to "out of spec" Computers.

5.10 Franchise Fees, Etc. Seller, Buyer and Franchisor shall calculate and pay in accordance with Section 5.1: (i) the amount of any unpaid (or overpaid) royalty-service fees and unpaid (or overpaid) advertising-promotion fees due to Franchisor under the Franchise Agreements as of the Closing Date; (ii) the amount of any undisputed monies owed by Seller to Franchisor or its affiliates (other than Products, as provided in Section 5.5) as of the Closing Date for course materials, products, supplies, or other goods or services purchased for use or resale in the Franchised Businesses; and (iii) the amount of any undisputed transfer fees or other undisputed amounts owed to Seller by Franchisor and its affiliates under the Franchise Agreements as of the Closing Date. With respect to clause (i) above: (x) the deposits referred to in Section
1.2.4 and any other funds transferred by Seller to Buyer and its affiliates at Closing on which Seller have not previously paid royalty-service fees and advertising-promotion fees shall not be subject to such fees; (y) any royalty-service fees and advertising-promotion fees previously paid to Franchisor on amounts payable by Seller under Section 1.2.4 or this Section 5 shall be credited back to Seller at Closing; and (z) any post-Closing payments made by Buyer to Seller under Sections 5.2 and 5.3 shall be subject to royalty-service fees and advertising-promotion fees which shall be paid by Seller.

6. Allocation of Purchase Price. In accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, the Purchase Price shall be allocated in the manner set forth in Schedule 6 to this Agreement. Seller, the Stockholders, and Buyer each covenants and warrants that: (i) in no tax return filed by it or any of its respective successors or assigns shall the allocation of the Purchase Price be treated or reported inconsistently with or differently from the allocation of the Purchase Price set forth in Schedule 6, unless such change in allocation is the result of a determination by a taxing authority for that year or a preceding year; and (ii) in no tax audit, tax examination, tax or compliance review or tax litigation, will it or any of its respective successors or assigns claim or assert that the allocation of the Purchase Price is or should be inconsistent with or different from that set forth in Schedule 6, unless as a result of a determination made by a taxing authority in a preceding year. The parties agree to file all appropriate Internal Revenue Service forms with their respective Federal income tax returns for their respective tax year in which the Closing Date occurs.

7. Closing Deliveries. The Closing shall take place as of 2:00 p.m. on June 18, 2001. The following events shall occur at the Closing:

7.1.    Buyer shall deliver to Seller the amount required under Section 4.1.

7.2     Buyer shall execute and deliver the Note.

7.3     Buyer shall cause the Public Parent to execute and deliver the Guaranty.

7.4 Seller shall execute and deliver to Buyer a Bill of Sale for the Assets in the form of Exhibit D to this Agreement.

7.5 Seller shall deliver to Buyer a good standing certificate from its state of incorporation and from each state in which the Seller has qualified to do business, each current as of a date not more than five days before the Closing Date.

7.6 Seller shall deliver to Buyer a shareholder consent authorizing Seller's entry into and performance of this Agreement, executed by shareholders who collectively possess at least the minimum voting power required under Seller's governing documents and the law of the state of its incorporation to authorize such action by the Seller.

7.7 Seller shall execute and deliver a certificate in the form of Exhibit E to this Agreement (the "Seller's Certificate").

7.8 With respect to each Lease, Seller shall execute and deliver a Lease Assignment, signed by the lessor; and if applicable, Buyer and/or an affiliate of Buyer shall execute and deliver a guaranty of the lessee's obligations under the Lease. If Seller is unable to obtain the lessor's consent to a lease assignment after diligent effort as provided in Section 3.2, the Seller shall execute and deliver at the Closing a sublease for the premises on the same terms as Seller's lease, in a form mutually acceptable to the parties. If the Seller is unable to deliver either the lessor's consent to the Lease Assignment or a sublease for the premises, Seller shall deliver evidence acceptable to Buyer that Seller has made arrangements for Buyer to occupy premises of equivalent quality at no higher cost to Buyer, and Seller shall reimburse Buyer for moving costs as provided in Section 15.4 below; provided, however, if the aggregate cost and expenses which will be incurred by Seller, as reasonably estimated by Seller, arising from its inability to obtain consents of landlords (including any costs of Buyer required to be reimbursed by Seller pursuant to Section 15.4 hereof), together with any costs incurred by Seller under Section 7.9 below, will exceed $100,000 in the aggregate, then Seller shall have the option of terminating this Agreement and the parties' obligations hereunder.

7.9 Seller and Buyer shall execute an Assignment and Assumption Agreement with respect to the Assumed Contracts and other liabilities expressly assumed by Buyer under Section 3 above (collectively, the "Assumed Obligations"), in the form of Exhibit F to this Agreement; and Seller shall deliver to Buyer any consents of third parties which may be necessary for the assignment and assumption of the Assumed Obligations, to the extent such written consents have been obtained. Seller agrees to exercise its reasonable best efforts to obtain such third-party consents. If Seller is unable to deliver a third-party consent to the assignment of an Assumed Contract, Seller shall deliver evidence acceptable to Buyer that Seller has made substitute arrangements for Buyer substantially similar to the Assumed Contract, at Seller's expense; provided, however, that if the aggregate cost and expenses which will be incurred by Seller, as reasonably estimated by Seller, together with any costs of Seller incurred under Section 7.8 above, will exceed $100,000 in the aggregate, then Seller shall have the option of terminating this Agreement and the parties' obligations hereunder.

7.10 Seller shall execute and deliver such documents as Buyer may reasonably request to better evidence the transfer of the rights referred to in Section
1.2.6 hereof.

7.11 Seller shall deliver the written consents of all other persons, if any, whose approval or consent to the performance of this Agreement by Seller and the Stockholders or to transfer of the Assets is legally or contractually required to the extent such third party consents have been obtained (which Seller agrees to exercise its reasonable best efforts to so obtain); provided, however, if any such written consents, which, in the aggregate, would have a material adverse effect on the operations of the Franchised Businesses, then Buyer will have the option of terminating this Agreement and the parties' obligations hereunder.

7.12 Seller, the Stockholders, Buyer and Franchisor shall execute a Mutual Release in the form of Exhibit G to this Agreement. Buyer shall also cause Products and any other affiliates of Buyer that Seller may reasonably identify to execute the Mutual Release.

7.13 Seller shall deliver certificates of insurance satisfactory to Buyer demonstrating that Seller has the insurance coverage described in Section 8.15 below.

        7.14 Seller shall deliver signed releases for each of the liens listed in Schedule 8.5 to this Agreement (or payoff letters from the respective lien holders, addressed to and in a form acceptable to Buyer, confirming the amount due from Seller as of Closing and committing to release the liens upon payment of such amount).

7.15 Buyer shall execute and deliver a certificate in substantially the form of Exhibit E to the Agreement to confirm the continued accuracy of its representations and warranties contained herein as of the Closing Date.

7.16 Seller shall deliver to Buyer a copy of the executed board resolution referred to in Section 8.19.8 with respect to pre-Closing termination of Seller's 401(k) plan.

8. Representations and Warranties of Seller and the Stockholders. Seller and the Stockholders, jointly and severally, represent and warrant to Buyer and Franchisor that:

8.1 Seller has been duly organized and is validly existing and in good standing under the laws of the state of its incorporation. Seller has qualified to do business in each jurisdiction where it is carrying on the Franchised Businesses, except where the failure to qualify to do business would not have a material adverse effect on the Franchised Businesses.

8.2 The issued and outstanding stock of Seller is owned of record and beneficially by the persons and entities shown on Schedule 8.2, and there are no other shareholders. The execution, delivery, and performance of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement has been duly authorized by the board of directors of Seller, and all necessary stockholder action under Seller's bylaws and state law has been taken for approval of the execution and delivery of this Agreement by the Seller, performance of the terms of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by Seller or either Stockholder in connection with the consummation of the transactions contemplated hereunder.

8.3 Except for the requirement to obtain consents to assignment of the Leases, the execution and delivery of this Agreement, Seller's performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of Seller's and the Stockholders' knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which Seller or either Stockholder is a party, or by which Seller or either Stockholder may be bound, which breach, default or violation would have a material adverse effect on the Franchised Businesses.

8.4 This Agreement and the other agreements and transactions contemplated herein to which Seller or either Stockholder is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of Seller or the Stockholder, enforceable in accordance with its terms.

8.5 Seller owns the Assets free and clear of any and all liens, security interests, claims and encumbrances other than (i) the liens in favor of existing lenders and creditors of Seller listed in Schedule 8.5 to this Agreement; and
(ii) liens created by operation of law for taxes which are not yet due and payable.

8.6 All furniture, fixtures and equipment that Seller was using in the Franchised Businesses as of the date of execution of the Option Agreement remain in operation in the Franchised Businesses. Otherwise, Seller makes no representation as to such furniture, fixtures and equipment, which are transferred to Buyer "as is."

8.7 Except as reflected on Schedule 8.7, Seller and the Stockholders are not in breach or default of any contract or other commitment to Buyer, Franchisor, or third parties, including without limitation the Franchise Agreements and the Option Agreement, which would have a material adverse effect on the Franchised Businesses.

8.8 Seller has not engaged a broker in connection with any transaction represented by this Agreement.

8.9 Except as reflected in Schedule 8.9, there is no material claim, investigation, litigation, arbitration, or enforcement proceeding pending or, to the knowledge of Seller or either Stockholder, threatened against any Seller or the Franchised Businesses.

8.10. Seller has previously delivered to Buyer copies of its federal income tax returns for calendar years 1997, 1998 and 1999; its unaudited, reviewed balance sheets dated December 31, 1998, December 31, 1999,and December 31, 2000; its unaudited, reviewed profit-and-loss statements for the periods ending on those dates; an unaudited balance sheet dated April 30, 2001;, and its unaudited year-to-date profit-and-loss statement for the period ending on April 30, 2001(collectively, the "Financial Statements"). To the best of Seller's and the Stockholders' knowledge, the Financial Statements reflect or provide for all material claims against, and all material debts and liabilities relating to, the Franchised Businesses, fixed or contingent, as of the dates of the Financial Statements and for the periods covered by them, to the extent to be required to be reflected in accordance with generally accepted accounting principles, consistently applied. Except as reflected in Schedule 8.10, to the best of Seller's and the Stockholders' knowledge, there has not been any change since the date of the latest balance sheet which has materially and adversely affected the Franchised Businesses or the Assets or the financial condition or results of operation of Seller.

8.11 Seller has timely filed all federal, state, local, and foreign income, franchise, payroll, sales, property, and other tax returns which were required to be filed prior to the date of this Agreement, and have made payment of all taxes shown by those returns to be due and payable. Each such return was prepared in compliance with all applicable laws and regulations, and all such returns are true and accurate in all material respects.

8.12 To the best of Seller's and the Stockholders' knowledge, Seller has all requisite power and all necessary permits, certificates, contracts, approvals and other authorizations required by federal, state, city, county or other municipal bodies to own, lease, and use the Assets and to operate the Franchised Businesses in the manner in which it is presently operated.

8.13 Except as reflected on Schedule 8.13, neither Seller nor any Stockholder has received any notice or is aware of any allegation of any failure to comply with applicable local, state, or federal laws, regulations, ordinances, administrative orders, or judicial orders in connection with the operation of the Franchised Businesses and ownership and use of the Assets. Except as reflected on Schedule 8.13, to the best of Seller's and the Stockholders' knowledge, there are not now and have not been any failures to comply with such laws or orders.

8.14 Except for the liabilities expressly assumed by Buyer under Section 3, Seller and the Stockholders have no knowledge of any agreements, leases, contracts, charges, encumbrances or restrictions applicable to Seller or the Assets on or before the Closing Date which would restrict Buyer's use or right to use any of the Assets or will create obligations for which Buyer will be liable.

8.15 Seller has maintained liability insurance coverage equal to or exceeding Franchisor's minimum requirements for any claims which may have arisen or causes of action which may have accrued during Seller's ownership and/or operation of the Assets and the Franchised Businesses. Such liability insurance is of the "occurrence" type, so that if the policies are discontinued by Seller after the Closing, coverage will nevertheless continue at the same policy limits (subject to the terms and conditions of such policies) with respect to such claims and causes of action.

8.16 Schedules 1.2.2 and 1.2.9 together constitute a complete and accurate list of all written and oral contracts, agreements, leases, or other commitments (including the Franchise Agreement, the Leases, and the Assumed Contracts) relating to the Franchised Businesses as of the date of this Agreement (the "Contracts"), other than the contracts described in clause (ii) of Section
1.2.9. All of the Contracts have been entered into in the ordinary course of business. Except as otherwise disclosed in Schedules 1.22 and 1.2.9, each of the Contracts: (i) constitutes a valid and binding obligation of Seller and, to the best of Seller's and each Stockholder's knowledge, of the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally); (ii) is in full force and effect; and (iii) will remain in effect until the Closing Date, except for those Contracts which by their terms will expire prior to the Closing Date. Seller has performed its obligations under each of the Contracts, and to the best of Seller's and each Stockholder's knowledge, no other party to any of the Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to the best of Seller's and each Stockholder's knowledge, by any such other party. Complete and correct copies of each of the Contracts, together with all amendments thereto, have been made available to Buyer for its due diligence review.

8.17 To the best of Seller's and each Stockholder's knowledge, the real property subject to the Leases (the "Offices") has not been used for the disposal of any hazardous substances. Seller has not transported, caused to be transported, stored or caused to be stored at the Offices, in any buildings, containers, on the surface or underground, any solid, liquid, semi-solid or gaseous hazardous substances. Except as disclosed in Schedule 8.17, during the time Seller has operated the Franchised Businesses, there have been no material discharges, releases, leaks, emissions, injections, escapes, dumping or spills of hazardous substances onto the premises of the Offices, or the soil or groundwater associated with such premises.

8.18 Schedule 8.18 is a list of all persons (other than the Shareholders) currently employed by Seller in the Franchised Businesses (the "Employees"). Except as indicated in Schedule 8.18 hereto, Seller and the Stockholders represent and warrant the following:

        8.18.1 Schedule 8.18 accurately and completely shows the Employees' hire dates and current positions. Seller has no oral or written understandings with any Employee that permit the Employee to be employed for a term or that otherwise relate to terms or conditions of such Employee's employment which Buyer will be required to assume. Except to the extent consistent with Section 5.5, Seller and the Stockholders have made no promises or representations to any of the Employees that Buyer would employ them or would continue in effect any benefit to which they may now be entitled or believe themselves to be entitled, or would pay or grant any bonus or benefit which any Employee may have accrued during his or her employment by Seller. Seller and the Stockholders have made no promises or representations to any of the Employees concerning bonuses that are inconsistent with the bonus plans disclosed by Seller to Buyer.

        8.18.2 Seller is not a party to or otherwise bound by any consent decree with, or citation by, any government authority relating to present or former employees or employment practices, wages, hours, and terms and conditions of employment. Except as otherwise provided in Section 5.5, Seller has paid in full to all of its present and former employees, or accrued in its financial books and records, all wages, salaries, commissions, bonuses, benefits, and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law. Seller is not liable for any notice of termination, severance pay or other payments to any present or former employee arising from the termination of employment nor to any ex-employee in respect of any right to reinstatement, and Seller will not have liability under any benefit or severance policy, practice, agreement, plan or program which exists or arises, or may be deemed to exist or arise, and under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Seller of any persons employed by Seller on or prior to the date hereof.

        8.18.3 Seller has not made any agreements with any labor union or employee association or made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements, and Seller is not aware of any current attempts to organize or establish any labor union or employee association relating to the Franchised Business or of any such attempt in the past.

        8.18.4 There are no unfair labor practice, successor employer or related employer applications, charges or complaints pending or, to the best of Seller's knowledge, threatened against or otherwise affecting Seller.

        8.18.5 There is no labor strike, work slow-down, work stoppage, dispute, lock-out or other labor controversy in effect or threatened against or otherwise affecting Seller, and Seller has not ever experienced any such labor controversy.

        8.18.6 Seller and the Stockholders have received no notice of and are not aware of any employee grievance or any allegations of sexual harassment, wrongful termination, or unlawful discrimination by any employee or former employee of Seller. Seller has made due inquiry of its management personnel of the existence of any such matters.

        8.18.7 No action, suit, complaint, charge, arbitration, inquiry, prosecution, proceeding or investigation by or before any court, administrative agency, commission or tribunal brought by or on behalf of any employee, labor organization or other representative of the Employees of Seller is pending or threatened against Seller including, without limitation, any labor relations board.

8.19 Schedule 8.19 lists all Employee Pension Benefit Plans, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all Employee Welfare Benefit Plans, as that term is defined in Section 3(1) of ERISA, which Seller has maintained or contributed to for the benefit of any current or former employees of Seller (collectively, the "Employee Benefit Plans"). Seller and the Stockholders represent with respect to the Employee Benefit Plans:

        8.19.1 None of the Employee Benefit Plans is a "defined benefit pension plan," as that term is defined in Section 3(35) of ERISA. Seller has never contributed to or been required to contribute to any such plan.

        8.19.2 Each Employee Benefit Plan (and each related trust or insurance contract) substantially complies with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC"). All reports and plan descriptions required to be filed or distributed prior to the Closing Date have been timely filed or distributed. The Employee Welfare Benefit Plans are fully insured and cover fewer than 100 participants and, accordingly, are not required to file Form 5500 reports.

        8.19.3 All employer contributions and employee salary reduction contributions which were due prior to the date of this Agreement have been paid to each Employee Pension Benefit Plan, and Seller has made provision for payment of all such contributions which relate to the period up to the Closing Date. All premiums and other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

        8.19.4 Each Employee Pension Benefit Plan meets the requirements of a "qualified plan" under IRC Section 401(a). Seller obtained a favorable determination letter dated February 22, 1995 from the Internal Revenue Service with respect to Seller's 401(k) plan.

        8.19.5 There have been no Prohibited Transactions (as that term is defined in ERISA Section 406 and IRC Section 4975) with respect to any Employee Benefit Plan, and no Fiduciary (as that term is defined in ERISA Section 3(21)) is liable for breach of fiduciary duty or any other failure to comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No claim, proceeding, or investigation (other than routine claims for benefits) with respect to the administration or investment of the assets of an Employee Benefit Plan is pending or has been threatened, and the Seller and the Stockholders are not aware of any basis for any such claim, proceeding, or investigation.

        8.19.6 Except as disclosed in Schedule 8.19, there are no participant loans outstanding under the Employee Pension Benefit Plans.

        8.19.7 Except as disclosed in Schedule 8.19, Seller has no current obligation to make group medical coverage available to employees, former employees, or any of their beneficiaries under Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B. Seller has never maintained or contributed to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees or their beneficiaries, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B.

        8.19.8 Seller's board of directors will adopt a resolution before Closing to terminate the Employee Benefit Plans before the Closing, and Seller will take steps as soon as administratively feasible after the Closing to formalize such termination.

        8.19.9 No action or failure to take action by Seller prior to the Closing, including the consummation of the transactions contemplated hereby, has created or will create (i) any lien in favor of the Pension Benefit Guaranty Corporation or any other person upon any of the Assets or (ii) any obligation or liability to any employee of the Franchised Businesses in respect of any Employee Benefit Plan.

        8.19.10 Seller does not maintain, and has never maintained, a "Section 125" plan under Section 125 of the Internal Revenue Code.

        8.19.11 Seller's affiliate, PR Mex/Co., has no employees, no assets other than a 50% ownership interest in a joint venture in Mexico and cash attributable to distributions by the joint venture, and no Employee Benefit Plans.

8.20 Except for sales tax obligations specifically disclosed by Seller to Buyer and paid or otherwise discharged by Seller, no sales tax, use tax, excise tax, transfer tax, recording fee or other tax or fee of a material nature (other than income taxes due and owing by Seller) will be payable by Seller or Buyer to any governmental agency based on the transfer of the Assets from Seller to Buyer.

        THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 13 AND SECTION 22 BELOW, EXCEPT THAT (i) SECTIONS 8.11 AND 8.13 SHALL SURVIVE FOR TWO YEARS OR UNTIL EXPIRATION OF THE STATUTE(S) OF LIMITATIONS APPLICABLE TO THE MATTERS REFERRED TO IN THOSE SECTIONS, WHICHEVER IS LONGER; AND (ii) THE REPRESENTATIONS IN SECTION 8.19 RELATING TO EMPLOYEE PENSION BENEFIT PLANS SHALL SURVIVE FOR TWO YEARS OR UNTIL ONE YEAR AFTER SELLER'S RECEIPT OF A FAVORABLE DETERMINATION LETTER FROM THE INTERNAL REVENUE SERVICE AS TO TERMINATION OF THE EMPLOYEE BENEFIT PLANS, WHICHEVER IS LONGER.

9. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and the Stockholders that:

9.1 Buyer has been duly organized and is validly existing and in good standing under the laws of the state of Delaware.

9.2 The execution, delivery, and performance of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement has been duly authorized by the members of Buyer, and all necessary member action under Buyer's operating agreement and state law has been taken for approval of the execution and delivery of this Agreement by Buyer, performance of the terms of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by Buyer in connection with the consummation of the transactions contemplated hereunder.

9.3 The execution and delivery of this Agreement, Buyer's performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of Buyer's knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which Buyer is a party, or by which Buyer may be bound.

9.4 This Agreement and the other agreements and transactions contemplated herein to which Buyer is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms.

9.5 Buyer has not engaged a broker in connection with any transaction represented by this Agreement.

        THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 13 AND SECTION 22 BELOW. In the event Buyer assigns its rights under this Agreement to a subsidiary formed for the purpose of carrying out the transactions contemplated hereunder, the above representations and warranties shall be deemed to have been made jointly and severally by Buyer and such subsidiary.

10. Obligations Pending the Closing. Seller and the Stockholders shall comply with all of the covenants in Section 8 of the Option Agreement through the Closing Date. In addition, Seller shall not: (i) increase the compensation or employee benefits of any employee of the Franchised Businesses without the written consent of Buyer, which shall not be unreasonably withheld, or (ii) except in the ordinary course of business consistent with Seller's past practices, offer or permit any special inducements for course sign-ups. Seller shall promptly notify Buyer of any material adverse change in the Franchised Businesses that occurs prior to the Closing Date.

11.     [Omitted].

12.     Restrictions on Competition, Solicitation, and Hiring.

12.1 Seller and the Stockholders shall not, either directly or indirectly through any other person or entity, without Buyer's prior written consent:

        12.1.1 For a period of four (4) years from the Closing Date, own, manage, operate, be employed by, or provide advice or assistance to any person or organization engaged in test preparation, tutoring, counseling, or any other business activity in which Buyer or its affiliates has engaged, is engaged, or is actively developing as of the Closing.

        12.1.2 For a period of one (1) year from the Closing Date, own, manage, operate, be employed by, or provide advice or assistance to any person or organization engaged in any business activity which Franchisor designates after the Closing as part of the TPR Method but which Buyer and its affiliates were not engaged in or actively developing as of the Closing.

12.2 Sections 12.1.1 and 12.1.2 shall apply within one hundred (100) miles of the primary site location of any company-owned or franchised business operated under the TPR Method. Sections 12.1.1 and 12.1.2 shall apply to any means that may be used to engage in the activities prohibited under Sections 12.1.1 and 12.1.2, including but not limited to live instruction or other in-person services, synchronous or asynchronous online instruction or services, and paper or electronic publishing.

12.3 Section 12.1 does not prohibit the Stockholders from entering into an employment or consulting arrangement with any independent franchisee of Franchisor that is operating under the TPR Method, provided that (i) such Stockholder neither holds nor obtains any ownership interest in such independent franchisee or the business operated under the TPR Method, and (ii) such arrangement shall cease if the independent franchisee ceases to operate under the TPR Method for any reason. Buyer agrees that neither Stockholders' existing ownership interest in the Mexican Joint Venture nor the direct or indirect interest of the Stockholders in Princeton Review, Inc. shall be deemed to violate the provisions of this Section 12.

12.4 Neither Seller nor the Stockholders shall retain, copy, or use after the Closing any customer list, prospect list, or instructor list related to the Franchised Businesses or the TPR Method to which any of them had access prior to the Closing. For a period of four (4) years from the Closing Date, no advertising or promotional materials published or broadcast in any third party media or disseminated by mass mailing for any other business or organization in which Seller or the Stockholders may be involved after the Closing shall identify Seller or the Stockholders as a former "The Princeton Review" franchisee or otherwise refer to the Franchised Businesses or the relationship with Franchisor before the Closing. This Section 12.4 does not prohibit either Stockholder from including in any non-promotional biographical profile the fact that he is a former owner of a THE PRINCETON REVIEW(R) franchise.

12.5 Except as permitted under the last sentence of this Section 12.5, for a period of two (2) years from the Closing Date, hire any person who worked for Buyer, its affiliates, or the Franchised Businesses as of the Closing Date or at any time within six (6) months before the Closing Date, and for two additional years after the expiration of such two-year period, hire any such person without complying with Franchisor's employee transfer policy as it existed on the Closing Date. Notwithstanding the previous sentence, Seller and the Stockholders may hire (i) any person who voluntarily left his or her employment with Buyer or its affiliates at least six (6) months before being contacted by Seller and the Stockholders for the purpose of discussing possible employment; and (ii) any person whose employment was terminated by Buyer or its affiliates before the person was contacted by Seller and the Stockholders for the purpose of discussing possible employment.

12.6 For a period of four (4) years from the Closing Date, directly or indirectly induce, or attempt to influence, any employee of Franchisor, Buyer, or their affiliates to terminate his or her employment. This provision shall not be construed as a waiver of any rights or claims that Buyer, Franchisor, and their affiliates may have against Seller or the Stockholders as a result of a breach by any person of an employment or other agreement with Franchisor, Buyer, or their affiliates after the end of such four-year period. Any hiring of an employee or former employee of Franchisor, Buyer, or their affiliates that complies with Section 12.5 above shall not be deemed to violate this Section 12.6.

12.7 If in any dispute over this Section 12 an arbitrator or court deems any provision of this Section 12, as written, to be unreasonable and unenforceable under applicable law, the parties agree that the arbitrator or court shall reduce the scope of the provision or strike the provision from this Agreement in order that this Section 12 may impose the maximum duty permitted by applicable law. Seller and the Stockholders agree that they will remain bound by this Section 12 as so modified by the arbitrator or court.

12.8 Notwithstanding anything to the contrary contained herein, if Buyer should default on any payment obligation in respect to the Note and such default shall remain uncured for a period of one (1) year after written notice of default is provided to Buyer, then the provisions of Section 12.1 shall immediately terminate and be of no further force or effect at anytime thereafter.

13.     Indemnification.

13.1 Without limiting any of their other obligations under this Agreement, Seller and the Stockholders, jointly and severally, agree to indemnify and hold harmless Buyer, Franchisor, their affiliates, and their respective officers, directors, shareholders and employees against and from any loss, liability, damages, cost or expense (including, but not limited to, reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to:
(i) any materially inaccurate, materially untruthful, or materially erroneous representation of either Seller or Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; (ii) any material failure to perform with respect to any of the covenants, conditions or agreements of Seller or either Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Businesses up to the Closing Date.

13.2 Buyer agrees to indemnify and hold harmless Seller and the Stockholders against and from any loss, liability, damages, cost or expense (including but not limited to reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to: (i) any materially inaccurate, materially untruthful, or materially erroneous representation of Buyer, Franchisor, and their affiliates set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; (ii) any material failure to perform with respect to any of the covenants, conditions or agreements of Buyer set forth in the Option Agreement, this Agreement or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Businesses by Buyer on and after the Closing Date (including performance by Buyer after the Closing Date of the obligations of Seller expressly assumed by Buyer pursuant to this Agreement).

13.3 All claims for indemnification under Sections 13.1 and 13.2 above must be submitted within two (2) years after the Closing, except that a claim by Buyer with respect to the representations and warranties in Sections 8.11, 8.13, 8.19, 15.1 and 15.2 may be submitted at any time before the expiration of the time provided in the boldface statement at the end of Section 8. If any party becomes aware of any claim in respect to which it believes it is entitled to indemnification pursuant to this Agreement (a "Claim"), such party (the "Claiming Party") shall give written notice of the Claim to Seller and the Stockholders or to Buyer, as appropriate (the "Indemnifying Party"), within ninety (90) days after the Claiming Party becomes aware of the Claim. In the case of a Claim based on a loss or liability asserted against the Claiming Party by a third party, the Indemnifying Party shall have thirty (30) days from its receipt of notice of the Claim to assume defense of the Claim, and if the Indemnifying Party fails to assume the defense within such thirty-day period the Claiming Party shall have the right to contest, settle, or pay the claim, in the Claiming Party's sole discretion. Failure to provide timely notice of a Claim: (i) will not prohibit the Claiming Party from conducting its own defense (including hiring its own legal counsel); and (ii) will relieve the Indemnifying Party from any obligation to indemnify for that particular Claim, to the extent the Indemnifying Party is prejudiced by failure to receive notice. The Claiming Party and the Indemnifying Party shall cooperate fully with each other with respect to all Claims subject to indemnification, and shall keep each other fully advised with respect thereto, including supplying copies of all relevant documentation promptly as it becomes available.

        13.4 Notwithstanding anything to the contrary in this Section 13, payment of a Claim to the Indemnified Party shall not be due until such time as the aggregate amount of all pending Claims made by the Indemnified Party exceeds $10,000. Any Claims that remain unpaid solely on account of this provision as of the expiration of the two-year period specified in Section 13.3 shall be deemed waived. In addition, the aggregate amount of Claims shall be subject to an indemnification maximum in an amount equal to the greater of (i) eighty percent (80%) of the original principal amount of the Note; or (ii) One Million Dollars ($1,000,000). To the extent that any Claim arises out of a failure of Seller to list all of the contracts required to be listed in Schedule 1.2.9 pursuant to the provisions of Section 1.2.9 hereof, the first sentence of this Section 13.4 shall not apply.

13.5 Seller and the Stockholders acknowledge that any Claims against them for indemnification with respect to tax matters related to the Franchised Business, which are referred to in Sections 8.11, 8.13, 8.19, 15.1 and 15.2, shall be subject to Section 13.1 regardless of the Claiming Party's actual knowledge at the time of Closing.

14. Assignment of Franchise Agreement. Seller and Franchisor agree that upon consummation of this transaction, Seller's and Stockholders' interest in the Franchise Agreement will be deemed assigned to Buyer. Seller and the Stockholders will have no further rights or obligations thereunder, except for the post-term covenant not to compete and the post-term obligations of Seller and the Stockholders to: (i) return all materials containing confidential information about Franchisor or the TPR Method; (ii) discontinue use of such confidential information; and (iii) cease all use of the Proprietary Marks and the TPR Method licensed under the Franchise Agreement.

15. Post-Closing Obligations of Seller and the Stockholders. In addition to any other post-Closing obligations of Seller and the Stockholders set out in this Agreement:

15.1 Seller and the Stockholders shall retain and carry out all responsibility for the administration, reporting, continuation, and termination of the Employee Benefit Plans. Seller shall take steps as soon as administratively feasible to formalize the pre-Closing termination of Seller's 401(k) plan, and shall seek a favorable determination letter from the Internal Revenue Service with respect to such termination. Seller acknowledges that Buyer will not accept any transfer of assets from Seller's 401(k) plan to Buyer's plan before receipt of a favorable determination letter. Seller and Buyer shall cooperate as necessary to permit participants to continue repaying loans outstanding under the Employee Pension Benefit Plans before transfer of the plan assets, and to transfer such loans at the time of transfer of the plan assets. Seller and the

Stockholders shall take all actions necessary to ensure that Seller and P.R. Mex/Co. do not establish, maintain, or contribute to any qualified defined contribution plan (other than an employee stock ownership plan) before the first anniversary of the Closing Date. The parties acknowledge that Buyer is acquiring no liability under this Agreement with respect to the Employee Benefit Plans and no interest in any profit-sharing plan funds or similar funds held for the benefit of Sellers' employees under the Employee Benefit Plans.

15.2 Seller shall timely file all federal, state, and local income, franchise, payroll, sales, property, and other tax returns relating to Seller or the Franchised Businesses for the period through the Closing which become due on or after the Closing; shall timely pay all taxes shown by such returns to be due and payable, together with any interest or penalties which may be assessed by taxing authorities on any taxes which were not timely paid; and, upon Buyer's request, shall deliver to Buyer copies of all tax clearance letters and closing notices received from government authorities which relate to Seller or the Franchised Businesses. Buyer shall cooperate with Seller in satisfying its obligations under this Section 15.2 by providing such copies, documents and information as are reasonably necessary.

15.3 At Buyer's request, without further consideration, Seller and the Stockholders will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer may reasonably require for the transfer of the Assets.

15.4 As provided in Section 7.8, if Seller fails to deliver at Closing a fully-executed lease assignment or a sublease with respect to any of the existing business premises of the Franchised Businesses, then without limiting the obligations of Seller and the Stockholders under Section 13.1, Seller shall promptly reimburse Buyer (i) for any and all out-of-pocket costs that Buyer may incur as a result of relocating to comparable premises, and (ii) for any loss of business suffered by Buyer due to an interruption in the Franchised Businesses in order to relocate.

15.5 As provided in Section 7.9, if Seller fails to deliver at Closing a third-party consent required for assignment of an Assumed Contract, then without limiting the obligations of Seller and the Stockholders under Section 13.1, Seller shall promptly reimburse Buyer (i) for any and all out-of-pocket costs that Buyer may incur to obtain substitute arrangements for the non-assignable Assumed Contract, and (ii) for any loss of business suffered by Buyer due to an interruption in the Franchised Businesses caused by the non-assignability of the Assumed Contract.

15.6 Seller and the Stockholders shall use reasonable efforts to assist Buyer in obtaining either: (a) a transfer of Seller's I-17 authorization by the U.S. Immigration and Naturalization Service to enroll non-immigrant aliens in courses, or (b) a new I-17 authorization of Buyer to enroll non-immigrant aliens, equivalent to the authorization held by Seller.

16. Post-Closing Obligations of Buyer. In addition to any other post-Closing obligations of Buyer set out in this Agreement:

16.1 Buyer shall retain Robert Case and Kevin Campbell as consultants for not less than three (3) months from the Closing and until terminated by Buyer. In consideration of their services under this Section 16.1, Buyer agrees to pay to each of Mr. Case and Mr. Campbell proportional compensation for the consulting period based on an annual salary of One Hundred Thousand Dollars ($100,000).

16.2 Buyer shall furnish copies or permit access by Seller and its accountants and legal counsel, upon reasonable notice and during regular business hours, to any of Seller's records delivered to Buyer as a part of the Assets.

16.3 At Seller's request, without further consideration, Buyer will execute and deliver such further evidence as Seller may reasonably require of Buyer's assumption of responsibility for the items specified in clauses (i) and (ii) of
Section 3.

16.4 If required under Section 4.2.1, Buyer or the Guarantor shall cause the entity or entities succeeding to its or their interest in the TPR Business to execute and deliver the Guaranty or to assume the Note.

16.5 For a period of two years following the closing, Buyer shall permit each of the Stockholders to continue to use their respective e-mail addresses, robcase@review.com and kevincampbell@review.com, provided that they are not in default of any of the provisions under Section 12 hereof. The Stockholders agree that such e-mail accounts shall be used solely for purposes consistent with the letter and spirit of this Agreement and that Buyer and its affiliates shall have no liability to them for any interruption of service caused by circumstances beyond Buyer's reasonable control.

16.6 The parties acknowledge that they will remain responsible after execution of this Agreement to fulfill their respective obligations under
Section 17 of the Option Agreement to the extent they may not have previously fulfilled such obligations.

16.7 If the U.S. Shareholders should hereafter reach an agreement to sell their interests in the Mexican Joint Venture to one or more of the individual signatories of the original Mexican franchise agreement (other than the U.S. Shareholders) (the "Mexican Investor(s)"), then (i) Buyer agrees that the Mexican Investor(s) will be approved as a successor franchisee and (ii) Buyer will have the right to review and approve the terms of the purchase of the U.S. Shareholders' interests by the Mexican Joint Venture to confirm that it will not impair the continued viability of the Mexican franchise. If the transaction is approved by Buyer pursuant to clause (ii) of the immediately preceding sentence, then TPR will release the U.S. Shareholders from any liability that they might have in connection with the operations of the Mexican Joint Venture after the closing of the sale of the U.S. Shareholders' interests to the Mexican Investor(s). The capitalized terms used but not defined in this Section
16.7 will have the meanings assigned thereto pursuant to the provisions of
Section 16 of the Option Agreement.

17. Notices. All notices pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, by overnight courier, or by facsimile transmission, or on the third day after mailing if mailed by express mail or its equivalent, postage prepaid, return-receipt requested, if available, as follows:

(a)     To Seller and                      Mr. Rob Case
        the Stockholders:                  T.S.T.S., Inc.
                                           Dobie Mall 2025 Guadalupe - Suite 148
                                           Austin, TX 78705

        with a copy to:                           Mike Rogers
                                           Gardere Wynne Sewell & Riggs, L.L.P.
                                           1000 Louisiana, Suite 3400
                                           Houston, TX 77002-5007

(b)     To Buyer and/or Franchisor:        Mr. Mark Chernis
                                           Princeton Review Management, L.L.C.
                                           2315 Broadway
                                           New York, New York 10024
        with a copy to:                            David W. Koch
                                            Wiley, Rein & Fielding
                                            1776 K Street, N.W.
                                            Washington, D.C. 20006

or to such other address as any party shall have designated by a notice in writing so delivered to the other parties. Notices directed to Seller and the Stockholders as indicated above shall be effective as to all of Seller and the Stockholders, whether or not they receive notice individually. Notices to counsel unaccompanied by notices to principals shall not constitute notice.

18. Entire Agreement. This Agreement, together with its Schedules and Exhibits and the Option Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations, understandings and agreements between the parties concerning the same subject matter, other than the Option Agreement, are merged herein. This Agreement may not be modified or rescinded except in a written instrument signed by all of the parties hereto.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to New York principles of conflicts of laws.

21. Costs and Expenses. Except as specified in Section 20 of the Option Agreement, each party shall bear its own legal and other costs and expenses in connection with the negotiation, preparation, and execution of this Agreement and the performance of the transactions contemplated hereby. Seller and the Stockholders agree to indemnify and hold Buyer and Franchisor harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against Seller and the Stockholders. Buyer agrees to indemnify and hold Seller and the Stockholders harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against Buyer or Franchisor.

22. Survival of Representations. The parties agree that no action or arbitration may be brought based on the alleged breach of any representation or warranty set forth in Sections 8 and 9 of this Agreement unless such action or arbitration is commenced within two (2) years after the Closing Date, except that: (i) an action by Buyer with respect to the representations and warranties in Sections 8.11 and 8.13 may be brought at any time before the expiration of the statute(s) of limitations applicable to the matters referred to in Sections
8.11 and 8.13; and (ii) the representations in Section 8.19 relating to Employee Pension Benefit Plans shall survive for two years or until one year after Seller's receipt of a favorable determination letter from the IRS as to termination of the Employee Benefit Plans, whichever is longer.

23. Arbitration. Any dispute relating to this Agreement or the Note shall, if the amount in dispute is less than $250,000, be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration proceeding shall be conducted in New York City. All matters within the scope of the Federal Arbitration Act of the United States (9 U.S.C. sec. 1 et seq.) shall be governed by the Act. The parties shall jointly select a neutral person to serve as the arbitrator, but if the parties have not agreed on the arbitrator within 30 days after the date of the demand for arbitration, the arbitrator shall be appointed in accordance with AAA rules. The arbitrator shall have no authority to award exemplary, punitive, or special damages, and each party shall be limited to the recovery of any actual damages sustained by it (and costs and attorneys' fees, as provided below). The award of the arbitrator shall be conclusive and binding on all parties to this Agreement, and judgment on the award may be entered in any court of competent jurisdiction. Nothing herein shall be construed or interpreted to prevent any party from commencing appropriate litigation in any court of competent jurisdiction to secure specific performance or equitable relief of any kind for breach of this Agreement.

24. Prevailing Party Fees and Costs. The prevailing party or parties in any arbitration or litigation involving this Agreement will be entitled to recover from the losing party or parties its or their reasonable costs and expenses arising out of or incurred by reason of the action or arbitration, including but not limited to reasonable attorneys fees, AAA administrative fees, and arbitrators fees.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.


T.S.T.S., INC.

By:     /s/ Robert O. Case
        ------------------------------------

Its:    Vice President, Secretary
        ------------------------------------

ROBERT O. CASE, Individually

/s/ Robert O. Case
--------------------------------------------

KEVIN D. CAMPBELL, Individually

/s/ Kevin D. Campbell
--------------------------------------------

PRINCETON REVIEW OPERATIONS, L.L.C.

By:     /s/ Mark Chernis
        ------------------------------------
Mark Chernis
Chief Operating Officer

PRINCETON REVIEW MANAGEMENT, L.L.C.

By:     /s/ Mark Chernis
        ------------------------------------
Mark Chernis
Chief Operating Officer